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                                   AUGAT INC.

                               89 Forbes Boulevard
                         Mansfield, Massachusetts 02048

                               As of July 17, 1996

Mr. Marcel P. Joseph
9 Hawthorne Road
Bluffton, South Carolina 29910

Dear Marcel:

     Augat Inc. (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among key personnel, may result in the departure or distraction of key personnel to the detriment of the Company, its stockholders and its customers.

     The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the Company's key personnel, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

     In order to induce you to remain in its employ, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the "Agreement") in the event your employment with the Company is terminated under the circumstances described below subsequent to a "Change in Control" of the Company (as defined below). This Agreement supersedes any other agreements with the Company providing for the payment of severance, benefits or other compensation upon a change in control of the Company.

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     1.  Term of the Agreement.
         ---------------------

         The term of this Agreement (the "Term") shall commence as of July 17, 1996 and shall continue in effect through July 17, 1997; provided that, if a Change in Control of the Company shall have occurred during the Term, this Agreement shall continue in effect for a period of not less than 36 months beyond the month in which such Change in Control occurred.

     2.  Change in Control.
         -----------------

     (a) No benefits shall be payable under Section 4 of this Agreement unless there has been a Change in Control of the Company during the Term.

     (b) For purposes of this Agreement, a "CHANGE IN CONTROL" shall occur or be deemed to have occurred only if any of the following events occur: (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; (ii) individuals who, as of the date hereof, constitute the Board (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 30% of the combined voting power of the Company's then outstanding securities; or (iv) the stockholders

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of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     3. Employment Status; Termination Following Change in Control.
        ----------------------------------------------------------

     (a) You acknowledge that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee and this Agreement does not prevent you from terminating your employment at any time. If your employment as Chief Operating Officer of the Company terminates or is not renewed for any reason pursuant to your Employment Agreement of even date herewith (the "Employment Agreement") and subsequently a Change in Control shall have occurred, you shall not be entitled to any benefits hereunder. Any termination of your employment as Chief Operating Officer of the Company or by you or a failure to renew the Employment Agreement, in each case, pursuant to the Employment Agreement, during the Term (any such termination of non-renewal being hereinafter referred to as a "Termination of Employment") following a Change in Control of the Company during the Term shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 6. The "Date of Termination" shall mean the effective date of such termination or non-renewal as specified in the Notice of Termination (provided that no such Notice of Termination shall specify an effective date more than 180 days after the date of such Notice of Termination).

     (b) Notwithstanding anything to the contrary herein, you shall be entitled to the benefits provided in Section 4 only if a Change in Control shall have occurred during the Term and the Termination of Employment within 36 months after such Change in Control, unless such termination is (1) because of your death, (2) by the Company for Disability (as defined in Section 3(b)(i)) or Cause (as defined in Section 3(b)(ii)), or (3) by you other than for Good Reason (as defined in Section 3(b)(iii)).

          (i) DISABILITY. If, as a result of incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six consecutive months and, within 30 days after written notice of termination is given to you, you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability." Any termination for Disability under this Agreement shall not affect any rights you may otherwise have under any applicable benefit plans of the Company in effect from time to time.

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          (ii) CAUSE. Termination by the Company of your employment for "Cause"
shall mean termination (A) upon your willful and continued failure to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason as defined in Section 3(b)(iii)), provided that a written demand for substantial performance has been delivered to you by the Company specifically identifying the manner in which the Company believes that you have not substantially performed your duties and you have not cured such failure within 30 days after such demand, (B) if you shall have violated any provision of any confidentiality, invention and non-disclosure, non-competition or similar agreement entered into by you in connection with your employment by the Company or (C) if you shall have been found guilty of any act or acts of dishonesty constituting a felony. For purposes of this subsection, no act or failure to act on your part shall be deemed "willful" unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company.

          (iii) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without your written consent, the occurrence after a Change in Control of the Company of any of the following circumstances unless, in the case of paragraphs (A) or (C), such circumstances are fully corrected prior to the Date of Termination (as defined in Section 3(a)) specified in the Notice of Termination (as defined in Section 3(a)) given in respect thereof:

          (A) any significant diminution in your position or responsibilities as in effect immediately prior to a Change in Control;

          (B) any reduction in your annual base salary as in effect on the date hereof or as the same may be increased from time to time during the Term;

          (C) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Agreement, as contemplated in
Section 5; or

          (D) any purported Termination Employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 6, which purported termination shall not be effective for purposes of this Agreement.

     (c) In the event that your employment as Chief Operating Officer of the Company is terminated or not renewed, the parties acknowledge and agree that your employment with the Company shall be deemed terminated for purposes of this Agreement, including without limitation, the payment of compensation provided in

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Section 4 hereof notwithstanding the terms or application of the letter agreement dated July 19, 1994 between you and the Company.

     4. COMPENSATION UPON TERMINATION. Following a Change in Control of the Company, you shall be entitled to the following benefits during a period of disability, or upon a Termination of Employment, as the case may be, provided that such period or termination occurs during the Term:

     (a) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive base salary and all other earned compensation at the rate in effect at the commencement of any such period (offset by all compensation payable to you under the Company's disability plan or program or other similar plan during such period) until your employment is terminated pursuant to Section 3(b)(i) hereof. Thereafter, or in the event your Termination of Employment occurs by reason of death, your benefits shall be determined under the Company's long-term disability, retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

     (b) If the Termination of Employment is (i) by the Company for Cause or
(ii) by you other than for Good Reason at any time following a Change in Control, the Company shall pay you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

     (c) If the Termination of Employment is by the Company (other than for Cause, Disability or your death) or by you for Good Reason within 36 months after a Change in Control, then you shall be entitled to the benefits below:

          (i) the Company shall pay to you your full base salary and all other compensation through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due and, in lieu of further salary payments for periods subsequent to the Date of Termination, the Company will pay you a lump sum cash payment as severance pay (together with the payments provided in subsections (ii) and (iii) below, the "Severance Payments") in an amount equal to the higher of (1) your annual base salary as in effect on the Date of Termination or (2) your annual base salary as in effect immediately prior to the Change in Control.

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          (ii) All shares of capital stock of the Company purchased by you, and all options to purchase shares of capital stock of the Company granted to you, under any benefit plan or arrangement, shall immediately vest and/or their exercisability shall be accelerated, as the case may be, and all such shares shall no longer be subject to repurchase by the Company and all such options shall thereupon become immediately exercisable in full by you without any right of repurchase in favor of the Company.

          (iii) For a 12-month period after the Date of Termination, the Company shall arrange to provide you with life, disability, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the Notice of Termination and at the same cost to you (if any) as in effect immediately prior to the Date of Termination. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by you pursuant to this paragraph (iii) if an equivalent benefit is actually received by you from another employer during the 12-month period following your termination, and any such benefit actually received by you shall be reported to the Company.

     (d) The payments provided for in Subsections 4(b) and (c) shall be made not later than the tenth day following the Date of Termination; provided, however, that, if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code")) as soon as the amount thereof can be determined but in no event later than the 30th day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

     (e) Except as provided in the second sentence of Subsection 4(c)(iii) hereof, you shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as a result of employment by another employer, by retirement benefits or by offset against any amount claimed to be owed by you to the Company or otherwise.

     (f) Severance Payments under this Section 4 shall be made without regard to whether the deductibility of such payments (or any other "parachute payments," as that term is defined in Section 280G of the Code, to or for your benefit)

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would be limited or precluded by Section 280G and without regard to whether such payments (or any other "parachute payments" as so defined) would subject you to the federal excise tax levied on certain "excess parachute payments" under
Section 4999 of the Code; provided that if the total of all "parachute payments" to you or for your benefit, after reduction for all federal taxes (including the tax described in Section 4999 of the Code, if applicable) with respect to such payments (the "Total After-Tax Payments"), would be increased by the limitation or elimination of any payment under this Section 4, amounts payable under this
Section 4 shall be reduced to the extent, and only to the extent, necessary to maximize the Total After-Tax Payments. The determination as to whether and to what extent payments under this Section 4 are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Deloitte & Touche LLP, or by such other certified public accounting firm as the Board may designate prior to a Change in Control of the Company. In the event of any underpayment or overpayment under this Section 4 as determined by Deloitte & Touche LLP (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 1274(b)(2)(13) of the Code.

     (g) The Company shall reimburse you for all reasonable and documented legal fees and expenses incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement.

     5. Successors; Binding Agreement.
        -----------------------------

     (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you had terminated your employment for Good Reason immediately after a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

     (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs,

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distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Chief Executive Officer of the Company, at 89 Forbes Boulevard, Mansfield, Massachusetts 02048, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7. Miscellaneous.
        -------------

        (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

        (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

        (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provision at any subsequent time.

        (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

        (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

        (f) This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled. The parties hereto acknowledge that the Employment Agreement of even date herewith shall survive the execution hereof and remain in full force and effect.

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     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject, effective as of the day and date first set forth above.

                                            Sincerely,

                                            AUGAT INC.


                                            By: /s/ F. Gordon Bitter
                                               --------------------------------
                                            Title: Vice President Finance
                                                  -----------------------------

Agreed to this __ day of _______, 1996

/s/ Marcel P. Joseph
--------------------------------------
(Signature)

Marcel P. Joseph
9 Hawthorne Road
Bluffton, South Carolina 29910

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